Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 27, 2004 with respect to the financial statements of Dollar Financial Group, Inc. and our report dated August 27, 2004, except for Note 16 as which the date is January 27, 2005, with respect to the financial statements of Dollar Financial Corp., in the Registration Statement (Form S-4 No. 000000) and related Prospectus of Dollar Financial Group, Inc.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 25, 2005